                                                                                                                                        EXHIBIT 10.1
Effective July 16, 2008
Robert B. Willumstad,
      American International Group, Inc.,
          70 Pine Street,
                New York, New York 10270.
Bob,
I am pleased to confirm some of the material terms of your arrangements with American International Group, Inc. The Board reiterates its confidence that you are the right leader to build on AIG’s core strengths and successfully manage it through the current environment.
We have agreed as follows:
1.	You have been elected Chairman and Chief Executive Officer of AIG, report directly (and only) to the Board and have all of the customary authorities, duties and responsibilities that accompany these positions.

2.	You will receive a base salary of $1 million per year, which may be reviewed and increased in accordance with AIG’s standard policies but may not be decreased.

3.	Your target annual cash bonus will be $8 million. Your actual cash bonuses may range from $0 to $12 million, except that, for 2008, your minimum annual cash bonus will be $4 million. The guaranteed minimum part of your 2008 bonus will be deferred as a contribution to AIG’s Executive Deferred Compensation Plan.

4.	The target economic value for your annual long-term incentive will be $13 million. Annual long-term grants will begin for 2009.

5.	After 2009, your target annual cash bonus and target annual long-term incentive may be reviewed and changed from time to time in accordance with AIG’s standard policies.

6.	As a special one-time award, you were granted restricted shares and options as follows:

•	A grant of non-qualified stock options valued at $12.0 million to purchase AIG shares at a price per share equal to 100% of the closing price of AIG shares on the New York Stock Exchange on the grant date. One-third of the grant will become exercisable based on continued service (in three equal installments on each anniversary of the grant date), one-third will become exercisable only if the closing price of AIG shares is at least 125% of the exercise price of the options for 15 consecutive trading days on which the stock of AIG is traded, and one-third will become exercisable only if the closing price of AIG shares is at least 150% of the exercise price of the options for 15 consecutive trading days on which the stock of AIG is traded.

•	A grant of restricted shares in respect of AIG shares having a value based on the closing price on the grant date, of $24.5 million. The grant will vest based on continued service (with one-third of the restricted shares vesting and delivered to you on each of the second, third and fourth anniversary of the grant date) and pay dividends currently.
These grants were made on July 16th, 2008, and will not be eligible for AIG’s customary retirement treatment when you reach age 65. However, they will be entitled to continued exercisability/vesting/delivery if you retire with the consent of the AIG’s Compensation and Management Resources Committee (which you may request at any age and which will not be unreasonably withheld) or if your employment terminates in a manner that entitles you to benefits under AIG’s Executive Severance Plan. In addition, exercisability/vesting/delivery will accelerate on your death or termination for disability. For the avoidance of doubt, however, the price vesting requirements of the stock options will continue to apply in all cases to the relevant parts of the grant, and the stock options will remain exercisable for their full remaining term on any termination that results in accelerated or continued vesting.

The grants contain a one-year non-competition agreement, a two-year non-solicitation agreement, a mutual non-disparagement agreement, a confidentiality agreement and a cooperation agreement. These restrictive covenants will apply following any termination of your employment as the only covenants of such types that will apply to you for all purposes, including (unless you agree otherwise in writing) in connection with any equity or long-term incentive awards to you after the date hereof (and supersede the restrictive covenants in other awards, agreements or plans that would otherwise apply to you). Any continued vesting of the grants in this Section 6 will be subject to your compliance with such restrictive covenants. Except as set forth in this letter, the terms and valuation of these awards were in accordance with AIG’s customary practice.

7.	The equity grants described in Section 6 are subject to more detailed award agreements AIG is issuing to you. These agreements will be consistent with this letter and, once accepted and returned by you, shall govern.

8.	You will be entitled to participate in AIG’s executive benefits program as in effect from time to time. However, AIG will work with you and your advisors to determine jointly if it is most advantageous to you to provide an alternative to your participation in AIG’s pension plans. You also will be entitled to receive perquisites in accordance with AIG’s practice as in effect from time to time (which will initially include the provision of a car and driver and assistance with financial and tax planning). In addition, AIG’s current policy requires that you use corporate aircraft for personal travel.

9.	We would like to take this opportunity to clarify certain aspects of AIG’s programs, as they will apply to you. First, you will participate in AIG’s Executive Severance Plan (the “ESP”) beginning as of the date hereof notwithstanding that you will not be a participant in AIG’s Partners Plan for 2008, and, until cash bonuses are paid in respect of 2009 (your first full year of employment), your target bonus of $8,000,000 will serve as your average historic annual bonus for purposes of the Executive Severance Plan (and, after that time, 2008 will be disregarded). Second, the events that constitute “Good Reason” for purposes of the ESP, in addition to those events constituting Good Reason in the ESP as currently in effect (but subject to the following sentence), shall include (1) your ceasing to serve as Chief Executive Officer of AIG or ceasing to have all of the customary authorities, duties and responsibilities that accompany that position (other than in connection with the termination of your employment), (2) (a) the position of Chairman of AIG is other than a non-executive position (whether by bylaw designation or otherwise) and (b) you do not hold the position of Chairman of AIG, (3) any material reduction in your target annual cash bonus opportunity or the target annual economic value of your long-term incentive opportunity below the target amounts in this letter and (4) any revocation or material breach of this letter (provided that as to any such event described in these clauses (1) through (4), any relevant notice and opportunity-to-cure provisions are complied with). However, notwithstanding any provision of the ESP to the contrary, except in the circumstance described in clause (2) above, your ceasing to serve as Chairman of AIG shall not constitute “Good Reason” for purposes of the ESP. The ESP definition of “Good Reason,” as provided in this Section 9, shall also be the definition of “Good Reason,” now and in the future, for purposes of any other agreement, plan or award to or with you (whether such agreement, plan or award exists on the date hereof or arises in the future). Third, you will be eligible for retirement treatment under AIG’s annual equity and long-term awards when you reach age 65, without any additional length-of-service requirement. Fourth, on your retirement with the consent of the Committee before age 65 or your retirement at or after age 65, or if your employment terminates in a manner that entitles you to benefits under AIG’s Executive Severance Plan, AIG will provide you benefit coverage (and applicable Company contributions, if any) under its retiree medical and life programs then in effect (subject, if you are not otherwise eligible to participate in the retiree medical or life programs in accordance with their generally applicable terms, to your being imputed income to the extent required by applicable tax law for the cost of such coverage in excess of any contribution made by you in accordance with the terms of the applicable program) and will provide you, with no cost to you, with access to an appropriate office and full-time secretarial support for one year following your termination. Fifth, with respect to the deferral of your minimum annual cash bonus for 2008 under AIG’s Executive Deferred Compensation Plan (the “EDCP”), (i) once contributed by AIG at the time when annual cash bonuses are paid to other senior executives in respect of 2008 (but such contribution shall, in any event, occur no later than March 31, 2009), your interest in the amount so deferred under the EDCP, and all investment earnings credited thereto under the EDCP, shall be nonforfeitable at all times; (ii) your execution of this letter shall be treated for purposes of the EDCP as an election by you to have such deferred annual cash bonus amount, and all investment earnings credited thereto under the EDCP, distributed to you in a cash lump sum upon your separation from service for any reason by a date which is no later than 15 days following the date of your separation from service or, if a delay in distribution beyond such time is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”), on the earliest date thereafter on which distribution could be made without violating the requirements of such section; (iii) you will have all the investment elections available under the EDCP; and (iv) on or before December 31, 2008, AIG will amend the EDCP, to the extent necessary (in the reasonable judgment of AIG, you and AIG’s and your respective counsel) to give effect to the foregoing, including compliance with all requirements of Section 409A of the Code applicable to your interest under the EDCP.

10.	Any contest or dispute between AIG and you relating to this letter or your other employment arrangements with AIG (including termination of your employment) will be finally settled by arbitration subject to the terms set forth in Annex A to this letter. In addition, in the event of any such contest or dispute, AIG will reimburse 100% of your reasonable legal fees if you substantially prevail. In connection with your acceptance of these terms, AIG also will promptly pay reasonable legal fees incurred in connection with your review of these arrangements and the matters contemplated by Section 8 and 9. To the extent any taxable expense reimbursement or in-kind benefits under Section 9 or this Section 10 is subject to Section 409A of the Code, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.

11.	During and after your employment hereunder, AIG will indemnify you in your capacity as a director, officer, employee or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws, and will provide you with director and officer liability insurance coverage on the same basis as AIG’s other directors and executive officers.

12.	AIG represents and warrants to you that all necessary corporate and other action has been taken to authorize the execution, delivery and performance by AIG of this letter (including supplements and/or amendments to AIG’s plans to provide you with the rights described in this letter).

          We look forward to your continued leadership.

Very truly yours, American International Group, Inc.
By:	/s/ James F. Orr III
	Name:	James F. Orr III
	Title:	Chairman of the Compensation and Management Resources Committee

I agree with and accept the foregoing terms.

/s/ Robert B. Willumstad
Robert B. Willumstad

Annex A
Arbitration; Choice of Forum
     (a) Any contest or dispute between AIG and you arising out of or relating to or concerning this letter or your other employment arrangements with AIG (including termination of your employment) shall be submitted for settlement to arbitration in New York City before, and in accordance with the commercial arbitration rules then obtaining of, the American Arbitration Association (the “AAA”). This paragraph is subject to the provisions of Paragraphs (b) and (c) below.
     (b) AIG AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS LETTER OR YOUR OTHER EMPLOYMENT ARRANGEMENTS WITH AIG (INCLUDING TERMINATION OF YOUR EMPLOYMENT) THAT IS NOT OTHERWISE ARBITRATABLE OR RESOLVED ACCORDING TO PARAGRAPH (a) OF THIS ANNEX. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. AIG and you acknowledge that the forum designated by this Paragraph (b) has a reasonable relation to this letter and to your relationship with AIG.
     (c) The agreement by you and AIG as to forum is independent of the law that may be applied in the action, suit or proceeding, and you and AIG agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and AIG hereby waive, to the fullest extent permitted by applicable law, any objection which you or AIG now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph (b). You and AIG agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and AIG.
     (d) You hereby agree to keep confidential the existence of, and any information concerning (except such information as is publicly known other than by breach of this Annex), a dispute described in this Annex, except that you may disclose information concerning such dispute as required by applicable law or by governmental or self-regulatory agencies, to the arbitrator or court that is considering such dispute or as necessary in connection with such arbitration or litigation or to your legal counsel, financial and tax advisors and immediate family members (provided that such person(s) agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).